Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the Incorporation by reference in this Registration Statement on Form S-8 of Hampden Bancorp, Inc. of our report, dated September 10, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Hampden Bancorp, Inc. for the year ended June 30, 2007.

/s/ Wolf and Company, P.C.

Boston, Massachusetts February 25, 2008